EXHIBIT 5.1


                         [BARNES & THORNBURG LETTERHEAD]




                                                              September 20, 2001



Vectren Utility Holdings, Inc.
Indiana Gas Company, Inc.
Southern Indiana Gas and Electric Company
Vectren Energy Delivery of Ohio, Inc.
20 N.W. Fourth Street
Evansville, IN 47708

Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Vectren Utility Holdings, Inc. (the "Corporation") and Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. (individually, a "Guarantor" and collectively, the "Guarantors"), filed pursuant to the Securities Act of 1933, as amended ("Securities Act"), relating to the offer and sale by the Corporation of up to $350,000,000 of debt securities (the "Debt Securities") and related joint and several guarantees by the Guarantors of the Debt Securities (the "Guarantees") to be issued and sold under the provisions of the Indenture to be entered into between the Corporation and the Guarantors and U.S. Bank Trust National Association, as Trustee (the "Indenture"). We have examined such records, certificates and other documents and have made such investigation of law as we have deemed necessary in the circumstances.

     Based on that examination and investigation, it is our opinion that, when the Debt Securities and Guarantees have been issued and sold and the purchase price for the Debt Securities has been paid in accordance with the transactions proposed in the Registration Statement, as the same may be amended, and when the steps mentioned in the next paragraph have been taken, and the Debt Securities and the Guarantees shall have been duly executed, authenticated and delivered in accordance with the Indenture, and delivered against payment therefor, the Debt Securities will be legal, valid and binding obligations of the Corporation and the Guarantees will be legal valid and binding obligations of the respective Guarantors enforceable against each of them in accordance with their respective terms subject to (i) the United States Bankruptcy Code, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to our affecting creditors' rights or remedies generally and
(ii) general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to judicial discretion.

     The steps to be taken which are referred to in the next preceding paragraph are:

Vectren Utility Holdings, Inc.
Indiana Gas Company, Inc.
Southern Indiana Gas and Electric Company
Vectren Energy Delivery of Ohio, Inc.
September 20, 2001
Page 2


          1. Appropriate definitive action by the Board of Directors of each of the Corporation and the Guarantors or an authorized committee thereof with respect to the proposed transactions set forth in the Registration Statement;

          2. Compliance with the Securities Act, applicable state blue sky laws and the Trust Indenture Act of 1939, as amended; and

          3. Issuance and sale of the Debt Securities and Guarantees in accordance with the corporate authorization aforesaid.

     This opinion letter is limited to the current Federal laws of the United States and the current internal laws of the State of Indiana (without giving effect to any conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction.

     We consent to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                      Very truly yours,


                                                      /s/ Barnes & Thornburg

                                                      BARNES & THORNBURG